Exhibit 99.1

TIER REIT Appoints Christie Kelly to its Board of Directors

DALLAS--(BUSINESS WIRE)-- TIER REIT, Inc. (NYSE: TIER) announced today the appointment of Christie Kelly as an independent director to its board of directors, effective immediately. Ms. Kelly fills a vacancy on the board as a result of the resignation of Thomas M. Herzog, a member of the board since 2015.
“It has been an honor to serve on the board of directors of TIER REIT during its first several years as a publicly-listed REIT,” stated Mr. Herzog, president and chief executive officer of HCP, Inc. (NYSE: HCP). “I depart from this board with great satisfaction of the many milestones that have been accomplished and the high quality of its team.”
Ms. Kelly joins the TIER REIT board of directors with extensive leadership, real estate, and public company experience. She most recently served as the global chief financial officer for Jones Lang LaSalle (NYSE: JLL), a financial and professional services firm specializing in real estate, from 2013 to 2018, and was executive vice president and chief financial officer of Duke Realty Corporation (NYSE: DRE), a real estate investment trust, from 2009 to 2013. Prior to these roles, she led real estate equity syndication in the United States and Canada for Lehman Brothers and was a business development as well as finance leader with General Electric (NYSE: GE), including GE Real Estate and GE Capital, for over 20 years. Ms. Kelly holds a bachelor of arts degree in economics from Bucknell University and currently serves on the board of directors for Park Hotels & Resorts (NYSE: PK) and Kite Realty Group (NYSE: KRG), both of which are real estate investment trusts.
“We are pleased to welcome Christie to the board,” stated Rick Gilchrist, chairman of the board of TIER REIT. “She brings extraordinary leadership, real estate and public company experience that will further strengthen and diversify our board, and we look forward to benefiting from her thoughts and perspective.” Mr. Gilchrist added, “On behalf of the board, we also extend our sincere thanks to Tom for his exceptional vision and contributions over the past four years.”

Scott Fordham, chief executive officer of TIER REIT, stated, “We are appreciative of the strategic insights and business acumen that Tom brought to our boardroom.  During his tenure, we have seen significant transformation as a company.  Looking forward, we are excited about the talents that Christie will bring as we seek to continue providing outsized returns to our stockholders.”
With these changes, the board is comprised of six directors, five of whom are independent.

About TIER REIT, Inc.
TIER REIT, Inc. is a publicly traded (NYSE:TIER), self-managed, Dallas-based real estate investment trust focused on owning quality, well-managed commercial office properties in dynamic markets throughout the U.S. TIER REIT’s vision is to be the premier owner and operator of best-in-class office properties in TIER1 submarkets, which are primarily higher density and amenity-rich locations within select, high-growth metropolitan areas that offer a walkable experience to various amenities. Our mission is to provide unparalleled, TIER ONE Property Services to our tenants and outsized total return through stock price appreciation and dividend growth to our stockholders.

For additional information regarding TIER REIT, please visit www.tierreit.com or call 972.483.2400.

Forward-Looking Statements
Certain statements made in this press release that are not based on historical information are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements for which no assurance can be provided. TIER REIT undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosure contained in our public filings with the Securities and Exchange Commission, including, without limitation, our most recent Annual Report on Form 10-K.

TIER REIT, Inc.
Scott McLaughlin, 972.483.2465
smclaughlin@tierreit.com
Source: TIER REIT, Inc.